Exhibit 10.1

NOTES PURCHASE AGREEMENT

by and among

FUSHI COPPERWELD, INC.

and

THE HOLDERS PARTY HERETO

Dated:  February 26, 2010

This Notes Purchase Agreement (this “Agreement”) is dated as of February 26, 2010, by and between Fushi Copperweld, Inc. (formerly known as Fushi International, Inc.), a Nevada corporation (the “Company”), and the Holders signatory hereto (collectively, “Holders”).

WHEREAS, the Company originally issued and sold Guaranteed Senior Secured Floating Rate Notes Due 2012 (the “Notes”) in the aggregate principal amount of $40,000,000 pursuant to the provisions of an indenture (the “Indenture”), dated as of January 25, 2007, among the Company and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).  Terms used but not defined herein shall have the meaning ascribed to such terms in the Indenture;

WHEREAS, the Holders signatory hereto are all of the Holders under the Indenture and hold all of the outstanding Notes as of the date hereof;

WHEREAS, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Purchase of Notes.

Subject to the terms and conditions of this Agreement, the Company agrees to buy from each Holder and each Holder agrees to sell to the Company on February 26, 2010 (the “Purchase Date”) the Notes in the original principal amount and for the purchase price set forth opposite such Holder’s name on Schedule 1 attached hereto (“Schedule 1”) (the purchase price shall be equal to 102.0% of the outstanding principal amount of such Notes plus any accrued and unpaid interest on the Notes to the Purchase Date, exclusive (the “Purchase Amount”)).

2.    Payment of the Purchase Amount

The Company shall cause the applicable Purchase Amount to be paid to the Holders on the Purchase Date by remitting such Purchase Amount, in immediately available funds, to the Nominated Account of such Holder set forth opposite such Holder’s name on Schedule 1.

3.    Repurchase, Delivery and Cancellation.

Subject to receipt by the respective Holder of the Purchase Amount in the Nominated Account, such Holder shall transfer or cause to be transferred the Notes set forth opposite its name on Schedule 1 (i) if through Euroclear, to account number 23520 and (ii) if through Clearstream, pursuant to the instructions set forth on Schedule 2 attached hereto, in each case, no later than 10:00 a.m. (New York City time) on the second Business Day following the Purchase Date.

4.    Discharge of Indenture

Each Holder acknowledges that, upon purchase of the Notes hereunder and transfer of the Notes as required under Section 3 of this Agreement, the Company shall request the satisfaction and discharge of the Indenture by the Trustee pursuant to Section 11.01 of the Indenture.

5. Representations and Warranties.

(a)	Holders. Each Holder, individually, represents and warrants, as of the date hereof and as of the Purchase Date, to the Company as follows:

(i)
Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power and authority required to use its properties and conduct its business.

(ii)
Such Holder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Holder have been duly authorized by all necessary action on the part of such Holder.

(iii)
This Agreement has been duly executed and delivered by such Holder and constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(iv)
No regulatory approval is required to be obtained by such Holder in connection with the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement will not (i) violate any provision of the constitutional documents of such Holder, (ii) result in the violation of any law applicable to such Holder, (iii) violate or constitute a default under or give rise to any third parry rights under any agreement or instrument applicable to such Holder or any of its assets, or (iv) result in the imposition of any security interest upon any assets of such Holder, except for such violations, defaults, third party rights and security interest under clauses (ii), (iii) and (iv) that, individually and in the aggregate, neither have had nor are reasonably likely to have a material adverse effect on the ability of such Holder to perform its obligations under this Agreement.

(v)
Such Holder has the sole beneficial interest in all the Notes to be sold by it on the Purchase Date in accordance with this Agreement, in each case, free and clear of any lien, security interest, claim or encumbrance and will be selling such Notes free and clear of any lien, security interest, claim or encumbrance to the Company hereunder.  Such Holder does not own, beneficially or of record, any Notes other than those set forth opposite its name on Schedule 1.

(vi)
Such Holder has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transfer contemplated hereunder.

(b)	The Company. The Company represents and warrants, as of the date hereof and as of the Purchase Date, to each Holder as follows:

(i)
The Company has all requisite corporate power and legal authority to execute, deliver and perform his obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company, including approval of the Company’s Board of Directors, to the extent required.

(ii)
This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

(iii)
No regulatory approval is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement will not (i) violate any provision of the constitutional documents of the Company, (ii) result in the violation of any law applicable to the Company, (iii) violate or constitute a default under or give rise to any third party rights under any agreement or instrument applicable to the Company or any of its assets, or (iv) result in the imposition of any security interest upon any assets of the Company, except for such violations, defaults, third party rights and security interest under clauses (ii), (iii) and (iv) that, individually and in the aggregate, neither have had nor are reasonably likely to have a material adverse effect on the ability of Company to perform his obligations under this Agreement.

6. Miscellaneous.

(a)
Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to the attention of: Wenbing Chris Wang, President, TYG Center Tower B Suite 2601, Dongsanhuan Bei Lu Bing 2,  Beijing  People’s Republic of China, 100027, Fax: (86) 10 8447 8847, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Fax: (212) 407-4990, Attention:  Mitchell S. Nussbaum, Esq. and (ii) if to a Holder, to the address set forth on such Holder’s signature page hereto.

(b)
This Agreement has been and is made solely for the benefit of and shall be binding upon each of the parties to this Agreement, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement.

(c)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d)
Each of the parties hereto agrees that any suit, action or proceeding against such party arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

(e)	The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(f)
No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(g)	This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(h)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

(i)
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, to the extent permitted by applicable law, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

(j)
This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

(k)	Each Holder hereby agrees as follows:

(i)
Each Holder shall, at the cost of the Company, execute and shall, in its capacity as a Holder of the Notes, direct the Trustee to execute such further documents and agreements as the Company reasonably requests to effectuate the terms of this Agreement or consummate the transactions contemplated hereby;

(ii)
Upon the Company’s payment in full of the Purchase Amount in accordance with this Agreement, each Holder agrees and acknowledges that it shall have no further interest in the Notes or the Indenture and that the obligations of the Company to such Holder arising from the Indenture shall have been paid in full;

(iii)
With respect to the Notes to be sold in accordance with this Agreement, each Holder shall not, for three Business Days after the date of this Agreement, (x) sell, transfer, pledge, convey, or otherwise dispose of its interest in such Notes (in whole or in part) other than to the Company as provided in this Agreement or (y) exercise, or encourage, cause, direct, or instruct the Trustee to exercise, any rights or remedies that the Holders have against the Company under the Indenture;

(iv)
Subject to payment in full of the Purchase Amount, each Holder, as the Holder of the Notes, from the date hereof, by executing this Agreement,  agrees and acknowledges that the execution and performance by the Company under this Agreement shall not be deemed a breach, Default or Event of Default under the Indenture or any related agreement, instrument or document; and

(v)
In the event the Company does not comply with any of its obligations under this Agreement, each Holder’s agreements set forth in clauses (i) through (iv) above in this Section 6(k) shall be null and void ab initio and of no force and effect, and any waiver provided by such Holder shall be rescinded.

IN WITNESS WHEREOF, the Company and the Holders have executed this Agreement as of the date set forth above.

COMPANY: FUSHI COPPERWELD, INC.

By:	/s/ Wenbing Chris Wang
Name: Wenbing Chris Wang
Title: President

[HOLDERS:]

______________________________, as a Holder

By: ______________________________________
Name:
Title:

Address for Notices:

SCHEDULE 1

[Intentionally Omitted]

 SCHEDULE 2